EXHIBIT 10.1

CONFIDENTIAL SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Confidential Settlement and Mutual Release Agreement (the “Agreement”) is made and entered into as of May 3, 2009 by and between Ophthalmic Imaging Systems (“Plaintiff” or “OIS”) and Steven Verdooner (“Verdooner”), OPKO Health, Inc. (“OPKO”), and The Frost Group, LLC (“TFG”) (collectively “Defendants”). Plaintiff and Defendants may be collectively referred to in this Agreement as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, a dispute arose between Plaintiff and Defendants concerning, inter alia, Verdooner’s employment at OIS, Verdooner’s subsequent employment at OPKO, Verdooner’s exercise of his stock options, and related matters including OPKO’s and/or TFG’s alleged involvement in same, as well as OPKO’s acquisition of Ophthalmic Technologies, Inc. (“OTI”), (collectively “the Alleged Events”); and

WHEREAS, Plaintiff filed a lawsuit in the Superior Court of California, County of Sacramento, against Defendants on or about May 7, 2007, as subsequently amended, alleging claims for breach of fiduciary duty, breach of implied contract, intentional interference with contractual relations, intentional interference with prospective economic advantage, violation of Penal Code section 502, aiding and abetting breach of fiduciary duty, and aiding and abetting interference with contractual relations, Case No. 07AS02149 (the “Lawsuit”); and

WHEREAS, in order to avoid the expense and uncertainty of litigation, and without making any admission of wrongdoing or liability, the Parties have agreed to fully and finally resolve all disputes which may exist between them including, but not limited to, the Alleged Events, the Lawsuit or any claims that could have been brought in the Lawsuit or in any other proceeding or forum, whether known or unknown (hereinafter the “Released Claims”);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and valuable consideration, the sufficiency of which is acknowledged, it is mutually agreed as follows:

A.	TERMS AND CONDITIONS

(1)       Defendants shall pay to Plaintiff the sum of one million and two hundred thousand dollars ($1,200,000) (the “Payment”) in settlement and release of all Released Claims. Defendants, and/or their agents will deliver the Payment to Plaintiff’s counsel, Davis & Leonard LLP, in the form of a cashier’s check or wire transfer payable to Ophthalmic Imaging Systems, within ten (10) days after execution of this Agreement by all Parties.

(2)       Concurrently with the delivery of the Payment described above to Plaintiff’s counsel, Plaintiff shall file the Request for Dismissal of the Lawsuit in its entirety with prejudice, and deliver an endorsed copy thereof to counsel for Defendants.

(3)       Each Party shall bear its own litigation expenses, including any attorneys’ fees, experts’ fees and costs, in connection with the Lawsuit.

(4)       The Parties agree, acknowledge and expressly recognize that nothing contained in this Agreement, and nothing about the fact of settlement, shall constitute or may be treated as an admission of liability or concession of any wrongdoing by any Parties and Agents. Defendants expressly deny all wrongdoing in connection with Plaintiff and deny all liability to Plaintiff.

(5)       Subject to the exceptions below, and in exchange for the Payment, the Parties and their attorneys, officers, directors, shareholders, members, partners, spouses, board members, lenders, employees, consultants, representatives, agents, predecessors, successors, insurers, insureds, sureties, subcontractors, suppliers, assigns, subsidiaries, parent corporations, divisions, joint venture partners and affiliated entities, both public and private, agree to mutually and generally release and to forever discharge each other and each other’s attorneys, officers, directors, shareholders, partners, members (e.g., including but not limited to Phillip Frost, Steven Rubin, Jane Hsiao and Subbarao V. Uppaluri), spouses, board members, lenders, employees, consultants, representatives, agents, predecessors, successors, sureties, subcontractors suppliers, assigns, subsidiaries, parent corporations, divisions, joint venture partners and affiliated entities, both public and private, (collectively, the “Parties and Agents”) from any and all claims, demands, actions, rights, causes of action, obligations, costs, losses, damages and liabilities of every kind and of any nature whatsoever, whether known or unknown on the date of this Agreement, arising out of or in any way related to the Released Claims, including any other claims relating to the dispute between the Parties.

(6)       The releases described in paragraph (5) do not pertain to any actions required to enforce this Agreement.

(7)       Waiver of Claims Unknown: With respect to the Released Claims, it is understood and agreed that the Mutual Releases provided herein by the Parties are given with knowledge of and the intent to expressly waive all rights provided by California Civil Code section 1542, which provides:

GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(8)       Each Party hereby expressly, knowingly and voluntarily waives and relinquishes any and all rights that it may have under Section 1542 as well as under the provisions of all comparable, equivalent, or similar statutes and principles of law or equity of any state or of the United States. Each Party understands and acknowledges the significance and consequences of this waiver and hereby assumes the risk of any injuries, losses or damages which may arise from such waiver. Each Party expressly intends that such waiver apply to any and all of the claims released by it.

(9)       OIS hereby covenants and agrees never to commence or prosecute, or to assist, counsel or encourage any other person or entity to commence or prosecute, against the Defendants any action or proceeding based upon, arising out of, concerning, connected with or in any way related to any of the claims hereby released and that this Release shall constitute a judicial bar to the institution or maintenance of any such action or proceeding, for the claims at issue in the Lawsuit or otherwise.

(10)     OIS agrees that neither it nor any of its agents or representatives, including its attorneys, officers, directors, shareholders, members, partners, spouses, board members, lenders, employees, consultants, representatives, agents, predecessors, successors, insurers, insureds, subsidiaries, parent corporations, divisions, joint venture partners and/or any other affiliated entities or individuals, will pursue any claim, lawsuit, action or administrative action against any of the Defendants, except for breach of this Release, or for acts, omissions or conditions that occur subsequent to the execution of this Release.

(11)      OIS represents and warrants that, other than the Lawsuit, it has not initiated any other actions or proceedings, whether civil, criminal, administrative or in the nature of an arbitration, in connection with the claims made or which could have been made in the Lawsuit. OIS further represents and warrants that it has not filed any complaints, charges or lawsuits against any of the Defendants, or any affiliate, subsidiary, related entity, individual owner, officer, director, agent or employee of Defendants, with any local, state, or federal agency or court (other than as set forth in the Lawsuit), and has not counseled, advised, nor assisted others in doing so, and that it will not do so any time hereafter, regarding claims which are or could have been the subject matter of the Lawsuit, and that if any agency or court assumes jurisdiction of any such complaint, charge or lawsuit against any of the Defendants or any affiliate, subsidiary, related entity, individual owner, shareholder, officer, director, attorney, agent or employee of the Defendants, OIS will request that such agency or court dismiss such matter with prejudice. OIS further agrees that neither it nor its representatives, affiliates, agents, employees or assigns will accept nor seek any remedy obtained through efforts of any such agency or court, now or in the future.

(12)     The Parties expressly warrant and represent that they have not assigned or transferred individually or altogether to anyone else any right title, interest or claim that they have or may have related to the Lawsuit.

(13)     No promise or inducement has been made by any Party other than those set forth in this Agreement. This Agreement constitutes a single integrated contract expressing the entire Agreement between the Parties pertaining to the subject matter contained in the Agreement and supersedes all prior oral or written agreements, representations, negotiations, discussions, and understandings of the Parties pertaining to the subject matter contained in the Agreement. This Agreement may be amended only by a written agreement signed by all Parties.

(14)     Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be part of this Agreement.

(15)     Each Party has reviewed the Agreement with its attorney. Therefore, the normal rule of construction that any ambiguity or uncertainty in writing shall be construed against the party drafting the writing shall not apply to any section in this Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

(16)     The undersigned hereby declare that the terms of this Agreement have been read by them and are fully understood and voluntarily accepted for the purpose of making full, final and complete compromise, adjustment and settlement of any and all claims they may have, in whatever legal theory of form they may be asserted, disputed, or otherwise, whether known or unknown, existing or otherwise, and on account of any matters arising out of any actions of Plaintiff and/or each or all of the Defendants, and the events giving rise to the claims or allegations in the Lawsuit.

(17)     The Parties represent and warrant that each of them has actual authority to enter into and execute this Agreement, and each of them has the right and power to perform its obligations under this Agreement.

(18)     It is further understood and agreed by the Parties that if, at any time, a violation of any term of this Agreement is asserted by any Party hereto, that Party shall have the right to seek judicial enforcement of the Agreement, and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorney fees. Furthermore, any provisions of Evidence Code §§ 1115-1128 notwithstanding, this Agreement may be enforced by any Party hereto by a motion under Code of Civil Procedure §664.6 or by any other procedure permitted by law in the Superior Court of California, County of Sacramento.

(19)     To the extent any Party or its counsel retains copies of documents or things produced in the course of discovery in the Lawsuit, the Party and its counsel shall continue to observe any restrictions on the use or disclosure of such documents or things set forth in the protective order in force in the Lawsuit as of the settlement of the Lawsuit. In addition, a Party or its counsel may destroy all copies of such documents or things in its possession or return them to counsel for the opposing Party upon request.

(20)     This Agreement shall not be invalid as a consequence of any administrative, typographic or ministerial error, but instead shall be reformed to reflect the mutual intent of the Parties.

(21)     This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective agents, partners, affiliates, officers, directors, employees, representatives, successors, assigns, attorneys, and insurers.

(22)     This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(23)     This Agreement may be executed in counterparts and each counterpart shall be considered as an original version of the document. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof.

B. CONFIDENTIALITY

(24)     The Parties agree that the terms of this Agreement, including the Payment referred to in Paragraph 1, shall be maintained as and remain confidential, and each Party promises and covenants not to disclose, publicize, or cause to be disclosed or publicized in any manner, directly or indirectly, the terms or conditions of this Agreement, except 1) to their accountants, auditors, insurance agents, insurance companies or adjusters, financial advisors, attorneys, and immediate family members, provided such persons also agree to this pledge of confidentiality, 2) their officers, directors, managers, and employees in the regular course of business on a need to know basis, provided such persons agree to this pledge of confidentiality, 3) to state and federal taxing authorities, and 4) the fact and amount of the settlement, as a definitive material agreement, may be disclosed in a Form 8-K to be filed by Plaintiff with the Securities and Exchange Commission within four days of the execution of this Agreement in language reflected substantially as follows: “In order to avoid the expense and uncertainty of litigation, and without making any admission of wrongdoing or liability, the Parties have agreed to fully and finally resolve the Lawsuit in exchange for Defendants’ payment to OIS of $1,200,000”, or other language agreed to in writing in advance of any such publication.5) the fact and amount of the settlement, and a copy of the settlement agreement, may be disclosed within and attached as an exhibit to the Form 10-Q filing with Securities and Exchange Commission for the period ending March 31, 2009, and in subsequent filings with the Securities and Exchange Commission, as required by law, for the year in which the Agreement was executed; and 6) as otherwise legally required by applicable law. Prior to disclosing the amount of the Payment or the terms of this Agreement in any publicly filed document or statement, OIS shall provide a copy of the proposed disclosure to counsel for Defendants in writing at least five (5) business days prior to such disclosure and give Defendant the opportunity to comment and, if necessary, obtain an injunction or other necessary relief.

(25)     No Party shall encourage, suggest or otherwise direct any person or entity not a party to this Agreement who is not otherwise excepted from the confidentiality provisions in Paragraph 24 above, to review either Party’s filings with Securities and Exchange Commission to ascertain the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement and Release Agreement as of the date first shown above.

DATED: May 3, 2009	Ophthalmic Imaging Systems

	By:	/s/ Gil Allon
	Name:	Gil Allon
	Title:	Chief Executive Officer

DATED: May 3, 2009	By:	/s/ Steven Verdooner
Steven Verdooner

DATED: May 3, 2009	OPKO Health, Inc.

By:	/s/ Rao Uppaluri
Name:	Rao Uppaluri
Title:	Sr. VP, CFO

DATED: May 3, 2009	The Frost Group, LLC

By:	/s/ Steven D. Rubin
Name:	Steven D. Rubin
Title:	Member

APPROVED AS TO FORM:

/s/ Stephen L. Davis
Stephen L. Davis, Esq.
DAVIS & LEONARD
Attorney for Plaintiff

/s/ Kathleen E. Finnerty
Kathleen E. Finnerty, Esq.
GREENBERG TRAURIG, LLP
Attorney for Defendants